Via Facsimile Transmission
(202) 772-9202 and Filed as
EDGAR Correspondence

June 26, 2008

U. S. Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 3561
100 F Street, N.E.
Washington, DC 20549
ATTN:  Ms. Blair F. Petrillo, Staff Attorney

Re:      J. C. Penney Company, Inc.
Form 10-K for Fiscal Year Ended February 2, 2008
Filed April 1, 2008
Definitive Proxy Statement on Schedule 14A
Filed April 1, 2008
Form 10-Q for Fiscal Quarter Ended May 3, 2008
Filed June 10, 2008
File No. 001-15274

Dear Ms. Petrillo:

This letter confirms our telephone conversation earlier today that J. C. Penney Company, Inc. will respond to the comments of the staff of the Securities and Exchange Commission on or before July 22, 2008.

Please do not hesitate to contact me at (972) 431-2410 if you have any questions.

  Very truly yours,

/s/ Jennifer L. McNamee
Jennifer L. McNamee
Senior Attorney

LM/kmf

cc:        Robert B. Cavanaugh
Sal A. Saggese
Susan Stein
Jeffrey J. Vawrinek
Salil R. Virkar

J. C. Penney Company, Inc.

P. O. Box 10001, Dallas, TX 75301-0001

6501 Legacy Drive, Plano, TX 75024-3698